February 14, 2017


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President - General Counsel and Corporate Affairs Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Jinho Joo, Senior Corporate Counsel
Cheryl Brice, Corporate & Equity Specialist and Assistant Secretary


Sincerely,


/s/ Jeff Baker
Name:  Jeff Baker
Title:    VP - Chief Accounting Officer
	 and Corporate Controller